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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 28, 2012, relating to the financial statements and financial highlights which appear in the September 30, 2012 Annual Reports to Shareholders of Sanford C. Bernstein Fund, Inc., which Annual Reports are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", "Financial Statements" and "Statements and Reports" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
January 29, 2013